Exhibit A


The securities reported as beneficially owned by Mr. Hetz include:

     (a) 5,099,441 shares held of record by AH Investments US, LP ("AH Investments") or its general partner, AH Holdings US, Inc. ("AH Holdings"), which are members of a "group" with Mr. Hetz for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Hetz is the Chief Executive Officer of Alony Hetz Properties & Investments, LP, the ultimate parent company of AH Investments and AH Holdings.

     (b) 10,200 shares held of record by Mr. Hetz (including the 1,800 shares reported herein).